Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
RALEIGH, NC — March 10, 2010, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its results for the fourth quarter of 2009 and the full year of 2009.
In commenting on the Company’s results, Garland S. Tucker, III, President and Chief Executive Officer, stated, “Considering the difficult operating environment many companies faced during 2009, I could not be more pleased with our team and our investment portfolio’s performance during the year. We grew our net investment income by 32% and we increased our distributions to stockholders by 16%. While we don’t yet believe the broader economy is fully on the road to recovery, we are encouraged by the positive signs we are seeing as we move into 2010.”
Fourth Quarter 2009 Results
Total investment income during the fourth quarter of 2009 was $7.6 million, compared to total investment income of $6.6 million for the fourth quarter of 2008, representing an increase of approximately 14.8%. The Company’s increase in investment income is primarily attributable a $0.8 million increase in total loan interest, fee, dividend and paid-in-kind interest income due to a net increase in portfolio investments.
Net investment income during the fourth quarter of 2009 was $4.0 million, compared to net investment income of $3.0 million for the fourth quarter of 2008, representing an increase of approximately 36.9%. Net investment income per share during the fourth quarter of 2009 was $0.39 based on weighted average shares outstanding during the quarter of 10.3 million, compared to $0.43 per share during the fourth quarter of 2008.
The Company’s net increase in net assets resulting from operations was $8.3 million during the fourth quarter of 2009, as compared to $1.5 million during the fourth quarter of 2008. The Company’s net increase in net assets resulting from operations was $0.80 per share during the fourth quarter of 2009, based on weighted average shares outstanding during the quarter of 10.3 million, as compared to $0.22 per share during the fourth quarter of 2008.

Full Year 2009 Results
For the year ended December 31, 2009, total investment income was $27.8 million, compared to total investment income of $21.4 million for the year ended December 31, 2008, representing an increase of 30.0%. Total investment income in 2009 consisted of $27.1 million of loan interest, fee, dividend income and PIK interest income and $0.6 million of interest income from cash on hand. Total investment income in 2008 consisted of $21.1 million of loan interest, fee, dividend income and PIK interest income and $0.3 million of interest income from cash on hand. During 2009, the Company’s total investment income was primarily impacted by new investments funded during the year which totaled approximately $48.5 million.
Net investment income for 2009 was $14.0 million, compared to net investment income of $10.6 million during 2008, representing an increase of 32.3%. Net investment income per share during 2009 was $1.63, based on the Company’s weighted average shares outstanding during the year of 8.6 million, compared to $1.54 per share during 2008.
For the year ended December 31, 2009, Triangle recorded a net realized gain on investments of $0.4 million and net unrealized depreciation of investments, net of income taxes, in the amount of $10.3 million. As a result of these events, the Company’s net increase in net assets resulting from operations during the year ended December 31, 2009 was $4.0 million as compared to $7.6 million for the year ended December 31, 2008. The Company’s net increase in net assets resulting from operations was $0.47 per share during 2009, based on the Company’s weighted average shares outstanding during the year of 8.6 million, compared to $1.11 per share in 2008.
The Company’s net asset value per share at December 31, 2009, was $11.03, based on total shares outstanding at December 31, 2009 of 11.7 million, as compared to the Company’s net asset value per share at December 31, 2008 of $13.22. As of December 31, 2009, the Company’s weighted average yield on all of its outstanding debt investments was approximately 14.7%, compared to 14.4% at December 31, 2008.
Dividends and distributions per share for the year ending December 31, 2009, totaled $1.67 compared to dividends and distributions of $1.44 during 2008, representing an increase of 16%.
Liquidity and Capital Resources
At December 31, 2009, the Company had cash and cash equivalents totaling $55.2 million and available SBA debentures of $28.1 million equating to approximately $83.3 million of liquidity. Commenting on the Company’s liquidity position, Steven C. Lilly, Chief Financial Officer, stated, “Due to our investment portfolio’s positive performance and our ability to raise approximately $20 million of additional equity capital during the fourth quarter of 2009, Triangle enters 2010 with significant flexibility from an operational standpoint.”
As of December 31, 2009, the Company had issued non-callable, 10-year, fixed rate Small Business Administration (“SBA”) guaranteed debentures totaling $121.9 million. In addition, the Company has applied for a second SBIC license, which, if approved by the SBA, would allow the Company to issue up to an additional $75.0 million in SBA-guaranteed debentures.
During the fourth quarter of 2009, the Company closed an underwritten public offering of 1.8 million shares of common stock with net proceeds of approximately $20.2 million.

Dividend and Distribution Information
As previously announced on December 1, 2009, Triangle’s Board of Directors declared a cash dividend of $0.41 per share with a record date of December 22, 2009, and a payable date of January 5, 2010. This was the Company’s twelfth consecutive quarterly dividend since its initial public offering in February, 2007.
Portfolio Investments
During the year ended December 31, 2009, the Company made seven new investments totaling $43.0 million, additional debt investments in three existing portfolio companies totaling $4.1 million, and five additional equity investments in existing portfolio companies of approximately $1.4 million. The Company also sold two investments in portfolio companies for approximately $1.9 million, resulting in realized gains totaling $1.8 million and recognized realized losses related to restructurings of two portfolio companies totaling $1.3 million. The Company had four portfolio company loans repaid at par in the amount of $13.2 million. In addition, normal principal repayments, partial loan prepayments and payment in kind interest repayments totaled approximately $9.2 million for the year ended December 31, 2009.
Previously announced investment transactions during the fourth quarter of 2009 are summarized as follows:
On November 10, 2009, Triangle made an $8.0 million debt investment with warrants in a leading physician management company that provides contracted outsourced anesthesiology services to hospitals and medical centers in the Midwest.
On November 25, 2009, the Company made a $7.0 million subordinated debt investment in CRS Reprocessing Services, LLC (“CRS”) as part of a $12.0 million committed debt facility which, under certain circumstances, may be expanded to $16.0 million. Triangle funded $3.0 million at closing. An additional $4.0 million from Triangle is expected to be funded in tranches over the next several months. CRS, headquartered in Louisville, Kentucky, is a global provider of on-site fluid reprocessing services for the solar power and semiconductor industries as well as aluminum cold rolling operations.
On December 24, 2009, Triangle made an $8.0 million subordinated debt investment in ZoomSystems, Inc. (“ZoomSystems”). ZoomSystems partners with leading brands to implement networks of fully automated retail kiosks in high-traffic locations such as airports, shopping centers, supermarkets and retail stores.
Annual Meeting of Stockholders
The 2010 Annual Meeting of Stockholders of Triangle Capital Corporation will be held at The Woman’s Club of Raleigh, 3300 Woman’s Club Drive, Raleigh, NC 27612 on Wednesday, May 5, 2010, at 8:30 a.m. (Eastern Time) for stockholders of record as of the close of business on March 1, 2010.

About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 — $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $3.0 and $20.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its shareholders.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these are uncertainties enumerated in Triangle’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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Triangle Capital Corporation
Consolidated Balance Sheets

	December 31,
	2009	2008

Assets
Investments at fair value:
Non–Control / Non–Affiliate investments (cost of $143,239,223 and $138,413,589 at December 31, 2009 and 2008, respectively)	$138,281,894	$135,712,877
Affiliate investments (cost of $47,934,280 and $30,484,491 at December 31, 2009 and 2008, respectively)	45,735,905	33,894,556
Control investments (cost of $18,767,587 and $11,253,458 at December 31, 2009 and 2008, respectively)	17,300,171	12,497,858

Total investments at fair value	201,317,970	182,105,291
Cash and cash equivalents	55,200,421	27,193,287
Interest and fees receivable	676,961	679,828
Prepaid expenses and other current assets	286,790	95,325
Deferred financing fees	3,540,492	3,545,410
Property and equipment, net	28,666	48,020

Total assets	$261,051,300	$213,667,161

Liabilities and Net Assets
Accounts payable and accrued liabilities	$2,222,177	$1,608,909
Interest payable	2,333,952	1,881,761
Dividends payable	4,774,534	2,766,945
Taxes payable	59,178	30,436
Deferred revenue	75,000	—
Deferred income taxes	577,267	843,947
SBA guaranteed debentures payable	121,910,000	115,110,000

Total liabilities	131,952,108	122,241,998

Net assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 11,702,511 and 6,917,363 shares issued and outstanding as of December 31, 2009 and 2008, respectively)	11,703	6,917
Additional paid-in-capital	136,769,259	87,836,786
Investment income in excess of distributions	1,070,452	2,115,157
Accumulated realized gains on investments	448,164	356,495
Net unrealized appreciation (depreciation) of investments	(9,200,386)	1,109,808

Total net assets	129,099,192	91,425,163

Total liabilities and net assets	$261,051,300	$213,667,161

Net asset value per share	$11.03	$13.22

Triangle Capital Corporation
Consolidated Statements of Operations

	Years Ended December 31,
	2009	2008	2007
Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$16,489,943	$12,381,411	$6,258,670
Affiliate investments	4,441,399	3,478,644	1,808,664
Control investments	1,142,764	1,434,687	1,323,876

Total loan interest, fee and dividend income	22,074,106	17,294,742	9,391,210

Paid-in-kind interest income:
Non-Control / Non-Affiliate investments	3,114,325	2,657,281	871,184
Affiliate investments	1,539,776	665,817	225,622
Control investments	420,718	438,688	424,308

Total paid-in-kind interest income	5,074,819	3,761,786	1,521,114

Interest income from cash and cash equivalent investments	613,057	302,970	1,823,519

Total investment income	27,761,982	21,359,498	12,735,843

Expenses:
Interest expense	6,900,591	4,227,851	2,073,311
Amortization of deferred financing fees	363,818	255,273	112,660
Management fees	—	—	232,423
General and administrative expenses	6,448,999	6,254,096	3,894,240

Total expenses	13,713,408	10,737,220	6,312,634

Net investment income	14,048,574	10,622,278	6,423,209

Net realized gain (loss) on investments — Non Control / Non-Affiliate	448,164	(1,393,139)	(759,634)
Net realized gain on investment — Affiliate	—	—	141,014
Net realized gain on investment — Control	—	2,828,747	—
Net unrealized appreciation (depreciation) of investments	(10,310,194)	(4,286,375)	3,061,107

Total net gain (loss) on investments before income taxes	(9,862,030)	(2,850,767)	2,442,487
Provision for taxes	149,841	133,010	52,598

Net increase in net assets resulting from operations	$4,036,703	$7,638,501	$8,813,098

Net investment income per share — basic and diluted	$1.63	$1.54	$0.95

Net increase in net assets resulting from operations per share — basic and diluted	$0.47	$1.11	$1.31

Dividends declared per common share	$1.62	$1.44	$0.98

Capital gains distributions declared per common share	$0.05	—	—

Weighted average number of shares outstanding — basic and diluted	8,593,143	6,877,669	6,728,733

Triangle Capital Corporation
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net increase in net assets resulting from operations	$4,036,703	$7,638,501	$8,813,098
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(48,475,570)	(93,054,022)	(64,159,172)
Repayments received/sales of portfolio investments	21,431,698	20,968,397	10,470,803
Loan origination and other fees received	952,500	1,686,996	1,272,002
Net realized (gain) loss on investments	(448,164)	(1,435,608)	618,620
Net unrealized (appreciation) depreciation on investments	10,576,873	3,516,855	(4,821,366)
Deferred income taxes	(266,680)	769,519	1,760,259
Paid-in-kind interest accrued, net of payments received	(2,165,015)	(1,783,288)	(1,280,950)
Amortization of deferred financing fees	363,818	255,273	112,660
Recognition of loan origination and other fees	(663,506)	(515,289)	(677,615)
Accretion of loan discounts	(421,495)	(169,548)	(205,725)
Depreciation	22,548	16,681	7,814
Stock-based compensation	701,601	275,311	—
Changes in operating assets and liabilities:
Interest and fees receivable	2,867	(374,669)	(170,340)
Prepaid expenses and other current assets	(191,465)	(47,848)	(47,477)
Accounts payable and accrued liabilities	688,268	464,687	349,239
Interest payable	452,191	1,183,026	92,439
Taxes payable	28,742	(22,162)	52,598
Payable to Triangle Capital Partners, LLC	—	—	(30,000)

Net cash used in operating activities	(13,374,086)	(60,627,188)	(47,843,113)

Cash flows from investing activities:
Purchases of property and equipment	(3,194)	(30,535)	(41,980)

Net cash used in investing activities	(3,194)	(30,535)	(41,980)

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	6,800,000	78,100,000	5,210,000
Financing fees paid	(358,900)	(2,801,524)	(126,342)
Proceeds from public offerings, net of expenses	47,332,682	—	64,728,037
Change in deferred offering costs	—	—	1,020,646
Common stock withheld for payroll taxes upon vesting of restricted stock	(66,900)	—	—
Cash dividends/distributions paid	(12,322,468)	(9,235,216)	(2,964,387)
Distribution to partners	—	—	(751,613)

Net cash provided by financing activities	41,384,414	66,063,260	67,116,341

Net increase (decrease) in cash and cash equivalents	28,007,134	5,405,537	19,231,248
Cash and cash equivalents, beginning of year	27,193,287	21,787,750	2,556,502

Cash and cash equivalents, end of year	$55,200,421	$27,193,287	$21,787,750

Supplemental Disclosure of cash flow information:
Cash paid for interest	$6,448,400	$3,044,825	$1,980,872

Summary of non-cash financing transactions:
Dividends declared but not paid	$4,774,534	$2,766,945	$2,041,159